EXHIBIT 10.2

2013 BOARD OF DIRECTOR RSU AGREEMENT

Congratulations, you have been awarded restricted stock units (“RSUs”) in recognition of your contributions to the success of HMS Holdings Corp. (the “Company”) and its Affiliates.  A restricted stock unit entitles you to receive a share of the Company’s common stock at a future date, assuming that you satisfy conditions of the Company’s Fourth Amended and Restated 2006 Stock Plan (the “Plan”) and the implementing agreement.  We would like you to have an opportunity to share in the continued success of the Company through these RSUs under the Plan.  The following represents a brief description of your grant.  Additional details regarding your award are provided in the attached Restricted Stock Unit Agreement (the “Grant Agreement”) and in the Plan.

Restricted Stock Unit Grant Summary:

Date of Grant	November 15, 2013
RSU Shares
Vesting Schedule

One-quarter of the RSU Shares on December 31 of the year in which the Grant is made and an additional one-quarter on the last day of each of the first three quarters of the following calendar year.

Each of those dates is a “Vesting Date.”

•                  You have been granted RSUs for Shares of the Company’s common stock for the total number of Shares specified under “RSU Shares” in the chart above.

•                  The potential value of your RSUs increases if the price of the Company’s stock increases, but you also have to continue to provide services to the Company (except as the Grant Agreement provides) to actually receive such value.  Of course, the value of the stock may go up and down over time.

•                  You will not receive the Shares represented by the RSUs unless and until the RSUs vest.  Your RSUs vest as provided in the chart above under “Vesting,” assuming you remain a member of the Board of Directors of the Company and subject to the terms in the Grant Agreement.

•                  Once you have received the Shares, you will own them and may decide whether to hold the stock, sell the stock or give the stock to someone as a gift.

You can access the Merrill Lynch portal updates and information: https://www.benefits.ml.com.  Please email IR@hms.com with any questions.

HMS HOLDINGS CORP.

RESTRICTED STOCK UNIT GRANT AGREEMENT FOR DIRECTORS

HMS Holdings Corp. (the “Company”) has granted you restricted stock units (the “RSUs”) under the HMS Holdings Corp. Fourth Amended and Restated 2006 Stock Plan (as it may be amended from time to time) (the “Plan”).  Each RSU lets you receive a Share (an “RSU Share”) of the Company’s common stock, upon satisfaction of the conditions to receipt.

The individualized communication you received (the “Cover Letter”) provides the details for your RSUs.  It specifies the number of RSU Shares, the Date of Grant, and the schedule for vesting, with the related vesting dates (“Vesting Dates”).

The RSUs are subject in all respects to the applicable provisions of the Plan.  This Grant Agreement does not cover all of the rules that apply to the RSUs under the Plan; please refer to the Plan document.  Capitalized terms are defined either further below in this grant agreement (the “Grant Agreement”) or in the Plan.

The Plan document is available on the Merrill Lynch website.  The Prospectus for the Plan, the Company’s S-8, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review under the Investor Relations tab on the Company’s web site.  You may also obtain paper copies of these documents upon request to the Company’s Investor Relations department (IR@HMS.com).

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, vesting of the RSUs, the value of the Company’s stock or of these RSUs, or the Company’s prospects.  The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the RSUs; you agree to rely only upon your own personal advisors.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE RSUS OR THE SECURITIES THAT MAY BE RECEIVED UNDER THEM WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO HMS HOLDINGS CORP. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Vesting Schedule

Your RSUs become nonforfeitable (“Vested”) as provided in the Cover Letter to this Grant Agreement, assuming that through each Vesting Date, (i) if you received the RSUs in your capacity as an employee of the Company, you continue in service as an employee or (ii) if you received the RSUs in your capacity as a member of the Company’s Board, you continue in service as a member of the Company’s Board. Any fractional shares will be carried forward to the following Vesting Date, unless the Committee selects a different treatment. For purposes of this Grant Agreement, employment with the Company will include employment with any Affiliate whose employees are then eligible to receive Awards under the Plan. Unless the Committee determines otherwise, if an entity employing you ceases to be an Affiliate, your employment with the Company will be treated as ended even though you continue to be employed by that entity.

Vesting will accelerate fully on your disability or death, including with respect to the Performance RSU Shares (as defined below). For this purpose, “disability” means permanent and total disability as defined by Section 22(e)(3) of the Code.

If your employment or service ends as a result of Retirement, you will be treated as continuing in service for vesting purposes until the earlier to occur of (x) the second anniversary of your Retirement and (y) the last of the applicable Vesting Dates. “Retirement” for this purpose means cessation of employment or service on or after attaining age 60 and completing five years of service with the Company.

Change in Control

If a Change in Control occurs, your RSUs will be treated as provided in Section 11 of the Plan if, within 24 months following the Change in Control, your employment or service ends on (i) a termination without cause (as determined by the Committee or the Board) or (ii) Retirement.

Termination for Cause

If the Company terminates your employment or service for cause or if you violate any then applicable restrictive covenant agreement (such as agreements pertaining to confidentiality, intellectual property, nonsolicitation, and/or noncompetition), the RSUs will immediately terminate without regard to whether they are then Vested in whole or in part.

Distribution Date

Subject to any overriding provisions in the Plan, you will receive a distribution of the Shares equivalent to your Vested RSU Shares as soon as practicable following the date(s) on which you become Vested (with the actual date being the “Distribution Date”) and, in any event, no later than 30 days following an applicable Vesting Date, unless the Committee determines that you may make a timely deferral election to defer distribution to a later date and you have made such an election (in which case the deferred date will be the “Distribution Date”).

Vesting that accelerates after a Change in Control will only accelerate the Distribution Date if and to the extent permitted under Section 409A of the Code.

Restrictions and Forfeiture

You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the RSU Shares until the RSU Shares are distributed to you. Any attempted Transfer that precedes the Distribution Date is invalid.

Unless the Committee determines otherwise or the Grant Agreement provides otherwise, if your employment or service with the Company terminates for any reason before your RSUs are Vested, then you will forfeit the unvested RSUs (and the Shares to which they relate) to the extent that the RSUs do not otherwise vest as a result of the termination, pursuant to the rules in the Vesting Schedule section. The forfeited RSUs will then immediately revert to the Company. You will receive no payment for the RSUs if you forfeit them.

Taxes and Withholding

The RSUs provide tax deferral, meaning that the RSU Shares are not taxable until you actually receive the RSU Shares on or around the Distribution Date. You will then owe taxes at ordinary income tax rates as of the Distribution Date at the Shares’ value. If you are an employee of the Company, you may owe FICA and HI (Social Security and Medicare) taxes before the Distribution Date.

Issuing the Shares under the RSUs is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the U.S., Federal, state, and local taxes). The Company may take any action permitted under Section 14(c) of the Plan to satisfy such obligation, including satisfying the tax obligations by (i) reducing the number of RSU Shares to be issued to you by that number of RSU Shares (valued at their Fair Market Value on the date of distribution) that would equal all taxes required to be withheld (at their minimum withholding levels), (ii) accepting payment of the withholdings from a broker in connection with a sale of the RSU Shares or directly from you, or (iii) taking any other action under Section 14(c) of the Plan. If a fractional share remains after deduction for required withholding, the Company will pay you the value of the fraction in cash.

Compliance with Law

The Company will not issue the RSU Shares if doing so would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the RSU Shares in violation of applicable law.

Additional Conditions to Receipt	The Company may postpone issuing and delivering any RSU Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the RSU Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to receive the RSU Shares after your death is entitled to do so;

your complying with any requests for representations under the Plan; and

your complying with any Federal, state, or local tax withholding obligations.

Additional Representations from You

If the vesting provisions of the RSUs are satisfied and you are entitled to receive RSU Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the RSU Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the RSU Shares for your own account and not with a view to reselling or distributing the RSU Shares; and

agree that you will not sell, transfer, or otherwise dispose of the RSU Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the RSU Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on Employment or Other Relationship

Nothing in this Grant Agreement restricts the Company’s rights or those of any of its Affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its Affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Limited Status

You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the RSU Shares, unless and until the RSU Shares have been issued to you on the Distribution Date. You will not receive dividends with respect to the RSUs, but the Company will credit additional whole or fractional RSUs to this Grant equal to the result of dividing (i) the product of the total number of RSUs credited to you under this Grant on the record date for such dividend (and not yet distributed in Shares) and the per share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to shareholders. The additional RSUs will be or become Vested to the same extent as the RSUs that resulted in the crediting of such additional Units and may be paid out in cash or Shares under the timing rules provided in Section 8(e) of the Plan.

Voting	You may not vote the RSUs. You may not vote the RSU Shares unless and until the Shares are distributed to you.

No Effect on Running Business

You understand and agree that the existence of the RSUs will not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Section 409A

The RSUs are intended to comply with the requirements of Section 409A and must be construed consistently with that section. Notwithstanding anything in the Plan or this Grant Agreement to the contrary, if the RSUs Vest in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company), and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the distribution of RSU Shares under such RSUs will result in the imposition of additional tax under Section 409A if distributed to you within the six month period following your separation from service, then the distribution under such accelerated RSUs will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such RSU Shares or benefits except to the extent specifically permitted or required by Section 409A. In no event may the Company or you defer the delivery of the RSU Shares beyond the date specified in the Distribution Date section, unless such deferral complies in all respects with Treasury Regulation Section 1.409A-2(b) related to subsequent changes in the time or form of payment of nonqualified deferred compensation arrangements, or any successor regulation. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or distributions under this Grant Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

Unsecured Creditor

The RSUs create a contractual obligation on the part of the Company to make a distribution of the RSU Shares at the time provided for in this Grant Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive distributions hereunder is that of an unsecured general creditor of Company.

Governing Law	The laws of the State of New York will govern all matters relating to the RSUs, without regard to the principles of conflict of laws.

Notices

Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Committee if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs Plan participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to Plan participants.

Amendment

Subject to any required action by the Committee or the shareholders of the Company, the Company may cancel the RSUs and provide a new Award in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the RSUs to the extent then Vested.

Plan Governs

Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of RSU Shares and other terms of the RSUs from time to time as the Plan provides.

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